Exhibit 10.6

SUPPLEMENTAL NONQUALIFIED RETIREMENT AGREEMENT

THIS AGREEMENT, made as of this 31st day of March, 2004, between First National Bank of Ottawa (the “Bank”) and                                     (the “Director”).  The Bank and the Director shall be individually referred to as a “Party” and collectively referred to as the “Parties”

WITNESSETH:

WHEREAS, the Director is currently a valued member of the Bank’s board or directors; and

WHEREAS, the Bank wishes to induce the Director’s continued service as a director by supplementing the Director’s retirement income; and

WHEREAS, the Bank desires to adopt and establish, effective as of March 31, 2004, a non-qualified unfunded supplemental retirement agreement with the Director with such agreement and certain other agreements with other employees and directors of the Bank together constituting the First National Bank of Ottawa Executive Retirement Plan.

NOW, THEREFORE, the Bank and the Director do hereby adopt and approve this Agreement consisting of the terms and provisions set forth below:

Section 1.                                            Definitions.  A number of terms are defined throughout this Agreement when the term is first used. In addition, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)                                  “After-Tax Factor” for a given Plan Year means the percentage determined by subtracting the Bank’s top marginal income tax rate for the tax year that ends with or during the Plan Year from one (1).  For example, if the Bank’s top marginal income tax rate for the Bank’s taxable year ending with or within a given Plan Year equaled 35%, the After-Tax Factor for such Plan Year would equal 65% (1 minus 35%).

(b)                                 “Annual After-Tax Cost of Funds” for a Plan Year means the product of the Cumulative Costs as of the last day of the Plan Year multiplied by the Annual After-Tax Cost-of-Funds Rate for the Plan Year.  An example of the computation of the After-Tax Cost of Funds is attached to this Agreement on Exhibit A.

(c)                                  “Annual After-Tax Cost-of-Funds Rate” for a Plan Year means the product of (i) the Lehman Brothers Aggregate Bond Index yield in effect on the first day of the Plan Year, multiplied by (ii) the After-Tax Factor for such Plan Year.

(d)                                 “Annual Benefit Credit” means the annual benefit credit as described in Section 2 below.

(e)                                  “Annual Earnings on Bank-Owned Life Insurance” means, with respect to a Plan Year, the sum of (i) the increases in cash value of the Bank Owned Life Insurance during such Plan Year in excess of premiums paid for such Plan Year, plus (ii) death benefits received by the Bank (to the extent not paid to a Director under a split-dollar plan agreement) from such Bank Owned Life Insurance during the Plan Year in excess of cash values released at death during such Plan Year.

(f)                                    “Bank-Owned Life Insurance” means the life insurance policies listed on Schedule I.

(g)                                 “Benefit Credit Balance” means the sum of (1) plus (2) minus (3), where (1) is the Director’s Opening Benefit Credit Balance, (2) is the sum of the Annual Benefit Credits for the current Plan Year and all previous Plan Years, and (3) is the sum of the Installment Payments paid during the current Plan Year and all previous Plan Years.

(h)                                 “Cause” means: (1) Material failure to perform duties; or (2) Committing an act of fraud injurious to the Holding Company or the Bank; or (3) the conviction for or the plea of no contest with respect to a felony; or (4) the conviction for or the plea of no contest with respect to crime involving moral turpitude; or (5) Committing an act of personal profit, and self-dealing, respectively,  injurious to the Holding Company or the Bank; or (6)  Breach of material provision of this Agreement.

(i)                                     “Cumulative Costs” means with respect to the initial Plan Year, the difference between (i) the premiums paid under the Bank-Owned Life Insurance during the initial Plan Year minus (ii) the death benefits received by the Bank from the Bank-Owned Life Insurance during the initial Plan Year.

Cumulative Costs means, with respect to each subsequent Plan Year, the sum of (x), (y), and (z) where:

(x)                                   is the Cumulative Cost of the prior Plan Year, and

(y)                                 is the difference between (i) the premiums paid under the Bank-Owned Life Insurance during such Plan Year minus (ii) the death benefits received from the Bank-Owned Life Insurance during such Plan Year, and

(z)                                   is the Annual After-Tax Cost of Funds of the prior Plan Year.

An example of the computation of Cumulative Costs is attached to this Agreement on Exhibit A.

(j)                                     “Designated Beneficiary” means any person or persons (who may be designated contingently or successively) to whom payments are to be made under Sections 3(b) or 3(c) and which are so designated by the Director signing a form provided by the Bank for such purpose.  A beneficiary designation form will be effective only after the signed form is filed with the Bank while the Director is alive and such form will cancel all beneficiary designation forms signed and filed earlier with the Bank.  If the Director fails to designate a beneficiary as provided herein, or if all the designated beneficiaries of the Director die before the Director or before complete payment of all amounts due hereunder, the Bank shall pay the unpaid amount to the legal representative or representatives of the estate of the last to die of the Director and the Designated Beneficiary (or beneficiaries).

(k)                                  “Holding Company” means First Ottawa Bancshares, Inc. or such successor corporation.

(l)                                     “Installment Payments” means the periodic payments of benefits made under this Agreement to the Director or to a Designated Beneficiary.

(m)                               “Opening Benefit Credit Balance” means the value, as of the effective date of this Agreement, of the Director’s accrued benefit under the Director Supplemental Retirement Plan dated September 26, 2000.  See Schedule II for a list of Opening Benefit Credit Balances.

(n)                                 “Plan Year” means January 1, through December 31, with the exception of year 1, which is March 31, through December 31.

Section 2.                                            Crediting of Benefits.    (a) Opening Benefit Credit Balance.  As of the effective date of this Agreement, the Director will be credited with his Opening Benefit Credit Balance.  Upon execution and delivery of this Agreement, the Director’s benefit, and the Bank’s liability, under the Director Supplemental Retirement Plan dated September 26, 2000 is extinguished. Any benefits accrued under the Director Supplemental Retirement Plan dated September 26, 2000 shall become a part of the benefits payable hereunder, and no further benefits shall be payable under the Directors Supplemental Retirement Plan.

(b)                                 Additional Accruals Under this Agreement.  As of the last day of each Plan Year with respect to which the Director is entitled to the accrual of a benefit under this Agreement, the Bank shall credit to a notional book reserve account maintained for the Director an amount equal to the Director’s Annual Benefit Credit for such Plan Year.  The Annual Benefit Credit for a given Plan Year shall be an amount equal to the difference between  (1) and (2), where:

(1)                                  is the Annual Earnings on Bank-Owned Life Insurance for such Plan Year , and

(2)                                  is the Annual After-Tax Cost-of-Funds for such Plan Year .

If the aforementioned calculation results in a negative number, the Annual Benefit Credit will be a reduction.

An example of the crediting of benefits is attached to this Agreement on Exhibit A.

The Director’s Benefit Credit Balance shall accumulate without interest.  The Parties acknowledge that the notional book reserve account is used solely to measure the amount that accrues for the Director’s benefit under this Agreement and that the Bank shall have no duty to set aside assets in such account to cover its obligations hereunder.  The right of the Director or any designated beneficiary to receive a distribution under this Agreement is an unsecured claim against the general assets of the Bank.

Any insurance policy or other asset acquired by the Bank shall be deemed to not be held in trust for the benefit of the Director nor to be collateral security for the performance of the obligations of the Bank, but shall remain a general, unpledged and unrestricted asset of the Bank.   The Director and designated beneficiaries have the status of general unsecured creditors of the Bank.  This Agreement constitutes a mere promise by the Bank to make benefit payments in the future.

Section 3.                                            Payment of Benefits.                                  (a) Termination of Service. Upon the Director’s termination of service, the Bank shall pay the Director 120 monthly Installment Payments equal to the Benefit Credit Balance, as of the Director’s termination date, divided by 120.  Installment Payments will commence not later than thirty days after the Director terminates service.

(b)                                 In the Event of Death Prior to Commencement of Installment Payments.  If the Director dies while employed by or serving as a director with respect to the Bank, and prior to the commencement of any Installment Payments under this Agreement, the Bank shall pay to the Director’s Designated Beneficiary a lump sum equal to the Benefit Credit Balance as of his date of death.  The lump sum will be within thirty days of the Director’s death.  Upon payment of the amounts described in this subsection, the Bank shall have no further obligation under this Agreement.

(c)                                  In the Event of Death After the Commencement of Installment Payments.  If the Director dies after Installment Payments have commenced, as described in subsection 3(a), the Bank shall continue Installment Payments to the Director’s Designated Beneficiary for the number of months equal to the difference between (a) 120 minus (b) the number of Installment Payments previously paid to the Director.  Upon payment of the amounts described in this subsection, the Bank shall have no further obligation under this Agreement.

Section 4.                                            Forfeiture and Change in Control.  (a) Forfeitures.  The Director’s benefits under this Agreement shall be forfeited upon termination of the Director’s employment or service for Cause, or upon the Director’s entering into “competition” with the Bank at any time after his employment is terminated for any reason.  For purposes of this section, “competition” shall mean the Director’s engaging in any manner, directly or indirectly, individually, as a stockholder, partner, member, consultant, or agent of any company or other business organization or otherwise that engages in the development, marketing, selling or maintenance of any line of business that the Bank actively conducts (the “Company Business”) in any county in which the Holding Company, the Bank or an affiliated entity has an office or facility (the “Noncompete Area”).

Notwithstanding the previous sentence, “competition” shall not include the Director’s ownership of no more than 2% of the debt or equity securities of corporations listed on a registered securities exchange that directly or indirectly engage in the Company Business in the Noncompete Area.  In addition, the provisions of this Section 4(a) shall not apply if the Director is terminated after a Change in Control (as defined in Section 4(c)) for reasons other than Cause.

(b)                                 Establishment of a Grantor Trust upon a Change in Control.  Upon a Change in Control, the Bank shall establish a grantor trust which shall be used exclusively for the funding of benefits under the First National Bank of Ottawa Executive Retirement Plan and satisfying the claims of general creditors of the Bank in the event the Bank becomes insolvent.

(c)                                  Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean:

(1)                                  Any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company or (B) Director or a group of persons including Director, is or becomes the beneficial owner (as that term is used in Section 13(d) of the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the common voting stock of the Holding Company, the Bank or their successors;

(2)                                  There shall be any consolidation or merger of the Holding Company or the Bank in which such entity is not the continuing or surviving corporation or as a result of which the holders of the voting capital stock of the Holding Company or the Bank (as the case may be) immediately prior to the consummation of the transaction do not own more than 50% of the voting capital stock of the surviving corporation; or

(3)                                  There occurs the sale of all or substantially all of the assets of the Holding Company or the Bank.

Section 5.                                            Unfunded Arrangement.  The Bank’s obligation to make payments to any person under this Agreement is purely contractual.  Except as provided in section 4(b), the Parties do not intend that the amounts payable hereunder be held by the Bank in trust or as a segregated fund for the Director, the Designated Beneficiary, or other person entitled to payments hereunder.  Except as provided in section 4(b), the benefits provided under this Agreement shall be payable solely from the general assets of the Bank.  Neither the Director nor any other person entitled to payments hereunder shall have any interest in any assets of the Bank by virtue of this Agreement.  The Bank’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future.  To the extent that this Agreement should be deemed to be a “pension plan,” the Parties intend that it be unfunded for federal income tax purposes, as well as for Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Section 6.                                            Administration.  (a) Named Fiduciary and Administrator.  The named fiduciary shall be the Bank.  The named fiduciary shall have the authority to control and manage the operation and administration of this Agreement.  The administration of this Agreement shall be under the supervision of a Director, officer or employee of the Bank (hereinafter referred to as the “Administrator”) designated by the Board of Directors of the Bank (the “Board”).  It shall be a principal duty of the Administrator to see that the Agreement is carried out, in accordance with the terms of the Agreement.

(b)                                 Power of the Board or Designee.  The Board, and any persons designated to act for the Board shall have such powers as are necessary to discharge their duties, including but not limited to interpretation and construction of the Agreement, the determination of all questions of eligibility, benefits and all other related or incidental matters.  The Board, and any persons designated to act for the Board shall decide all questions in accordance with the terms of the controlling legal documents and applicable law and their good faith decision will be binding on the Bank, the Director, and all other interested parties, subject to review or correction only when the interpretation or determination is arbitrary, capricious, contrary to law, or not supported by substantial evidence.

(c)                                  Expenses of Board, or Designee.  The reasonable expenses of the Board or the Board’s designee, if any, incurred by such persons in the performance of their duties under the Agreement, including, without limitation, reasonable counsel fees and expense of other agents, shall be paid by the Bank.

Section 7.                                            Claims for Benefits.  (a) Any claim for specific benefits under this Agreement shall be made in writing to the Administrator. If any claim for benefits under this Agreement is wholly or partially denied, notice of the decision shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by the Administrator, unless special circumstances require an extension of time for processing the claim.  If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  In no event shall such extension exceed the period of 90 days from the end of such initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the administrator expects to render a decision.

(b)                                 The Administrator shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (1)             specific reasons for the denial;  (2) specific reference to pertinent provisions upon which the denial is based;  (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (4) an explanation of the Agreement’s claims review procedure as set forth below.

(c)                                  The claimant may appeal the denial of his claim to the named fiduciary for a full and fair review.  The claimant or his duly authorized representative may request a review upon written application to the Administrator, review pertinent documents, and submit issues and comments in writing.  A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Board or its designee (the “Reviewer”) at any time within 60 days after receipt by the claimant of written notice of the denial of his claim.

(d)                                 The decision on review shall be made by the Reviewer, who may, in his discretion, hold a hearing on the denied claim; the Reviewer shall make his decision promptly, and not later than 60 days after the Administrator receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review.  If such an extension of time for review is required, written notice of the extension (including the special circumstances requiring the extension of time) shall be furnished to the claimant prior to the commencement of the extension. In the event that the decision on review is not furnished within the time period set forth in this paragraph, the claim shall be deemed denied on review.

The decision on review shall be in writing and shall include reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions in the relevant documents on which the decision is based.

Section 8.                                            Amendment and Termination. The Bank reserves the right to amend, terminate or extend this Agreement at any time. The Bank has established this Agreement with a bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect.  However, the Board of the Bank, in its sole discretion, reserves the right to terminate this Agreement in its entirety at any time.  However, no such amendment or termination shall deprive the Director of any benefit that has accrued hereunder prior to the date of such amendment or termination.

Section 9.                                            Miscellaneous.  (a)  Spendthrift Clause.  To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of the Director (or Designated Beneficiary, if applicable) or to any legal process by any creditor of any such person.  The Director or Designated Beneficiary, if applicable, shall have no right to alienate, anticipate, pledge or assign any benefits under the Agreement.

(b)                                 Successors in Interest.  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Bank would be required to perform if no succession had taken place.

(c)                                  Rules of Construction.  Section and subsection headings have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.  If any provision of this Agreement shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable and fully effective.  The Agreement shall be construed, administered and governed in all respects under and by the law of the State of Illinois to the extent applicable, and to the extent such laws are not applicable or superseded, by the law of the United States.

(d)                                 Arbitration.  After exhausting the administrative procedures contained in Section 7, any dispute or controversy arising under, or in connection with, the Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(e)                                  No Contract of Employment.  This Agreement in no way constitutes a contract of employment between the Bank and the Director and continued employment of the Director by the Bank is not guaranteed.

(f)                                    Survivor Annuities and QDROs.  Nothing contained in this Agreement is intended to give or shall give any spouse or former spouse of the Director or any other person any right to benefits under this Agreement by virtue of sections 401(a)(11) and 417 of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Code sections 401(a)(13)(B) and 414(p) (relating to qualified domestic relations orders).

(g)                                 Early Benefit Payments.  Notwithstanding the preceding provisions of this Agreement, the Bank may make payments before they would otherwise be due if, based on a change in the federal or applicable state tax or revenue laws, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, or a closing agreement made under Code Section 7121 that is approved by the Internal Revenue Service and involves the Director, it determines that the Director has or will recognize income for federal or state income tax purposes with respect to amounts that are or will be payable under the Agreement before they otherwise would be paid.  The amount of any payments pursuant to this Section shall not exceed the amount of the assessed or determined tax liability.

(h)                                 Taxes.              The Bank reserves the right to withhold all applicable federal, state and local taxes on any monies paid to the Director under this Agreement.

(i)                                     Representations.  This Agreement contains all representations, written or oral, made by the Bank to the Director regarding the special retirement benefit.

The Bank and the Director, respectively, have caused these presents to be signed by themselves or their duly authorized officers as of the day and year first above written.

FIRST NATIONAL BANK OF OTTAWA	By:

DIRECTOR	By:

SCHEDULE I

Bank-Owned Life Insurance Policies

Directors will be allocated 8.889% of the Annual Benefit Credit for a given Plan Year based on the following BOLI policies:

SCHEDULE II

Opening Benefit Credit Balances

Director	Opening Benefit Credit

Armstrong
Brown
Cantlin
Godfrey
Haeberle
Harris
Schmidt
Rooney
Walsh

EXHIBIT A

(1)                                  Examples of Cumulative Costs

If a single premium payment (for the Bank-Owned Life Insurance) of $500,000 is made by the Bank during the initial Plan Year and the Annual After-Tax Cost of Funds Rate for the initial Plan Year is 3%, and 2%, 3%, and 4% for Plan Years 2, 3 and 4 respectively, the Cumulative Cost calculations are as follows:

Initial Year	$500,000 x 1.03 = $515,000
Year 2	$515,000 x 1.02 = $525,300
Year 3	$525,300 x 1.03 = $541,059
Year 4	$541,059 x 1.04 = $562,701

Further, assume that in Year 5 the Bank receives $75,000 in death benefits and the Annual After-Tax Cost of Funds Rate is 2%. The Cumulative Cost calculation for Year 5 is as follows:

Year 5	($562,701 - $75,000) x 1.02 = $497,455

(2)                                  Example of Annual After-Tax Cost of Funds

If the Cumulative Costs and the Annual After-Tax Cost of Funds are the same as in item (1) above, the Annual After-Tax Costs of Funds are as follows:

Initial Year	$500,000 x .03 = $15,000
Year 2	$515,000 x .02 = $10,300
Year 3	$525,300 x .03 = $15,759
Year 4	$541,059 x .04 = $21,642

(3)                                  Examples of Crediting Benefits

If the Annual Earnings on the Bank-Owned Life Insurance for Plan Year 11 equaled $85,000, the Cumulative Cost in Plan Year 11 was $1,000,000, and the Annual After-Tax Cost-of-Funds Rate for Plan Year 11 was 4%, then the following amount would be credited to the Director’s notional book reserve account for Plan Year 11:

[$85,000  - ($1,000,000  x  .04)] =  $45,000